Exhibit 10.4

[Date]

PURCHASE CONTRACT No.: [●]

Both parties as hereunder confirm that the Buyer purchase the following product from the Seller under the terms and conditions mentioned here below.

Seller:	SAS CHATEAU LAGAROSSE.
846 route de Camail.
33550 Tabanac.

Buyer :	[●]
[Address] (the “Purchaser”)

Description of the Product (Total = [●] Euro)

Description	Quantity	Price	Amount
Chateau Lagarosse Les Comtes 2012 75cl	[●]	€73,00	€	[●]
Chateau Lagarosse Douley 2014 75cl	[●]	€38,00	€	[●]
Chateau Lagarosse Douley 2016 75cl	[●]	€38,00	€	[●]
Chateau Lagarosse Douley 2020 75d	[●]	€38,00	€	[●]
Discount				[●]
Total	[●]		€	[●]

The wines come in carton of 12 bottles and palette of cartons. The number of bottles in this contract is of [●] bottles

The total amount of the contract is [●] Euros.

Terms of delivery and payment :

The total amount of [●] Euros shall be paid as follows: (1) [●] Euro when signing this Contract and at the same time the Seller grants a credit of [●] Euro for Chateau Services in tem1s and conditions listed hereinbelow and [●] Euro to offset the deposit towards marketing incentives for the Buyer to spend in their respective exclusivity market; (2) balance [●] in full by remittance on or before [●] or within 30 days either from the date of utilising Chateau Services or from the date of wine shipment from the Chateau as per the Buyer’s instruction as listed herein below, whichever is earlier.

The information of the Seller’s designated bank account is listed as below:

A/C No./IBAN:	[●]

Account Holder’s Name:	SAS Chateau Lagarosse

Account Holder’s Address:	846 Route de Camail, 33550 Tabanac, France.

Bank Name:	[●]

Bank Address:	[●]

Swift Code:	[●]

Chateau Services

The Buyer is entitled to use the Chateau Service for the cumulative amount of Euro [●] from date of this contract for a [●]-month period. Current charges of Chateau Services are listed in the table Chateau Service Charges attached herein below. The buyer shall pay for services that exceed this Euro [●] allowance within this [●]-month period. Any unused portion shall expire [●] with no reimbursement to the Buyer.

Right to Inspect Marketing Incentive Expenses

Upon the request from the Seller, the Buyer has responsibility to produce a record of marketing expenditure in the respective exclusivity region that exceeds the [●] Euro allowance above to the satisfaction of the Seller. Failing which, the Seller has right to demand payment of the balance not satisfied by the Seller.

Collection of Wines:

Both parties agreed that the Buyer shall take delivery of the wines in the chateau before [●]. In the event the Buyer does not instruct the Seller to take delivery of the wines before [●], the Seller shall have the right to issue invoice to the Buyer, and the Buyer shall be deemed taking delivery the subject wines in the Chateau at the date the invoice is issued.

Once the wines are delivered in the Chateau, the Buyer shall be deemed taken possession of the wines. It is therefore the Buyer’s responsibility to insure against the safety of the wines and to arrange shipment out within 2 months from date of the invoice. Failing which, it is the sole responsibility of the Buyer to pay the VAT to the regulatory agency and to obtain refund once the wines are shipped out. Also, the Seller shall have right to charge reasonable rental on the wines not taken delivery after 2 months from date of the invoice.

Address of collection point:	CHATEAU LAGAROSSE, 846 route de Camail.
33550 Tabanac, France

Exclusivity, Price and Quantity

In the event the Buyer decides to resell the wine that purchase under this Contract, the Buyer agrees to respect the exclusivity granted by the Chateau to the Buyer as well as to other buyers of the Chateau on different markets from time to time and follow the reselling prices fixed by Chateau Lagarosse on the Product as mentioned above internationally.

Documents to be provided by the seller:

The seller should provide to the importer along with B/L one set of original documents in favour of: The buyer’s designated company for customs clearance plus two original copies including front label and back label, GS1 certificate and authorization letter for barcode, invoice, packing list (including gross and net weights), certificate of origin, ce1tificate of quality, declaration of non-wood packing material, certificate of conformity, certificate of purity and certificate of analysis/analysis repo1t, fumigation’s certificate for wood pallet and any other documents or information as required by the relevant governmental departments for customs clearance and product quality assurance purposes.

All of above documents shall be sent to the buyer by courier separately.

Seller:	SAS Chateau Lagarosse	Buyer:	[●]

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